Stock Repurchase Agreement

     This Stock Repurchase Agreement is entered into as of August 13, 2007, by Drayton Harbor Resources Inc., a Nevada corporation (the "Company"), and John Briner ("Briner").

     Whereas, the Company, on June 8, 2006, granted to Briner, 5,000,000 shares of common stock (the “Common Shares”).

     Whereas, the parties have agreed that the Company will repurchase 2,500,000 of the Common Shares (the “Repurchase Shares”).

     Whereas, this Agreement is being entered into to set forth the terms and conditions upon which the Company will repurchase such Repurchase Shares from Briner (the "Repurchase").

SECTION 1. REPURCHASE.

     (a) Scope of Repurchase. 2,500,000 of the Common Shares held by Briner shall be repurchased by the Company.

     (b) Repurchase Consideration/Release of Claims. The Repurchase shall be for and in consideration of Briner’s release from any and all responsibilities related to his positions as an officer and director of the Company and the Company’s agreement to release Briner from any and all claims related to his position(s) with the Company.

     (c) Redemption of The Repurchase Shares. Briner hereby agrees to sell and assign all of the Repurchase Shares to Company at the closing and agrees to execute such stock powers and other instruments of conveyance as may be reasonably requested by Company in order to effectuate the transfer of the Repurchase Shares.

Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Repurchase Shares to be repurchased in accordance with this Section 1, then after such time the person from whom such Repurchase Shares are to be repurchased shall no longer have any rights as a holder of such Repurchase Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Repurchase Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefore have been delivered as required by this Agreement.

SECTION 2. RESTRICTIONS ON TRANSFER.

     Briner shall not transfer, assign, encumber or otherwise dispose of any Repurchase Shares, except as provided in the following sentence. Briner may transfer Repurchase Shares by beneficiary designation, will or intestate succession, provided that the transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If Briner transfers any Repurchase Shares, then this Agreement shall apply to the transferee to the same extent as to Briner. The Company shall not be required to (i) transfer on its books any Repurchase Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Repurchase Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Repurchase Shares have been transferred in contravention of this Agreement.

SECTION 3. SUCCESSORS AND ASSIGNS.

     Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon Briner and Briner’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 4. TAX ELECTION.

     The imposition of the Repurchase may result in adverse tax consequences. Briner should consult with his tax advisor to determine the tax consequences of the Repurchase. Briner acknowledges that it is his sole responsibility, and not the Company's, to file any necessary documentation with the Internal Revenue Service or other applicable tax authority, even if Briner requests the Company or its representatives to make this filing on his behalf.

SECTION 5. WARRANTIES AND REPRESENTATIONS.

     Warranties and Representations. Briner represents and warrants that he is the lawful owner of, and has good and marketable title to, the Repurchase Shares; the Repurchase Shares are subject to no liens or encumbrances whatsoever; and Briner has full power and authority to enter into this Agreement and to convey the valid title of the Repurchase Shares to Company free and clear of all liens, pledges and encumbrances whatsoever. Company represents and warrants that it knows of no reason why Briner cannot consummate this transaction. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of any term of any material agreement or instrument to which the Company is a party or by which it is bound, or of any law or government order, rule or regulation which is applicable to the Company. No consents or approvals of any persons or entities, government or otherwise, are required which have not been, or will not have been prior to the closing, obtained in respect of the execution and delivery by the Company of this Agreement and the carrying out of the transactions contemplated hereby on the part of the Company.

SECTION 6. RELEASE OF CLAIMS.

     Briner, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for any consideration provided for under this Agreement, hereby forever releases and discharges the Company and its successors, its affiliated entities, and its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Agreement.

SECTION 7. INDEMNIFICATION.

     Indemnification by Briner. Briner agrees to defend, indemnify and hold harmless Company from, against in respect of any and all loss or damage to Company in whole or in part resulting from:

     (a) Any breach of any of the warranties by Briner contained herein, or any misstatement or omission of fact, or failure to state the facts necessary to make those statements made not misleading, in or under this Agreement; and

     (b) Any liability or obligation arising out of any actions, suits, proceedings, claims, demands, judgments, costs and expenses (including court costs and reasonable legal and accounting fees) incident to any of the foregoing.

SECTION 8. CLOSING.

     The closing shall take place on August 13, 2007 or on such other date as agreed to by the parties hereto.

SECTION 9. NOTICE.

     Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to Briner at the address that he most recently provided to the Company.

SECTION 10. ENTIRE AGREEMENT.

     This Agreement constitutes the entire contract between the parties hereto with regard to the Repurchase. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

SECTION 11. CHOICE OF LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, as such laws are applied to contracts entered into and performed in such State.

     In Witness Whereof, each of the parties has executed this Agreement as of the day and year first above written.

John Briner:	Drayton Harbor Resources, Inc.

/s/ John Briner	By:	/s/ Bhupinder Singh Malhi
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	Title:	President
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